FIRST AMENDMENT TO CREDIT AGREEMENT

EXECUTED by the parties hereto as of the ___ day of ________________, 2016.

AMONG:

SPROTT RESOURCE LENDING PARTNERSHIP (the “Lender”)

AND:

FOCUS VENTURES LTD. (the “Borrower”)

AND:

FOCUS (CAYMAN) INC. (“Focus Cayman”)

AND:

AGRIFOS INTERNATIONAL (CAYMAN) INC. (“Agrifos Cayman” and together with Focus Cayman, collectively, the “Guarantors”)

WHEREAS the Borrower, the Guarantors and the Lender have entered into a credit agreement dated as of March 24, 2015 (including all annexes, exhibits and schedules thereto, and as the same has been, or may in the future, amended, modified, restated, supplemented or replaced from time to time, the “Credit Agreement”);

AND WHEREAS the parties hereto have agreed to amend certain provisions of the Credit Agreement, but, in each case, only to the extent and subject to the limitations set forth in this First Amendment to Credit Agreement (hereinafter this “First Amendment”);

NOW THEREFORE for good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereby agree as follows:

ARTICLE I - INTERPRETATION

1.1

All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

ARTICLE II – AMENDMENTS

2.1

Extension of Maturity

As of the Amendment Effective Date (as defined below), Section 5.1(a) of the Credit Agreement is deleted in its entirely and replaced with the following:

“(a) September 30, 2019; and”

2.2

Anniversary Fee

As of the Amendment Effective Date, Section 4.2 is deleted in its entirety and replaced with the following:

“4.2

Anniversary Fee. On September 30, 2017 and September 30, 2018 (each an “Anniversary Date”), or within six (6) Business Days thereof in the event that any TSX approval is required for such payment, the Borrower shall pay to the Lender a fee (each such fee an “Anniversary Fee”) in the amount set forth in the table below, payable in cash or, at the option of the Borrower, in common shares (the “Anniversary Shares”), at a price equal to a 10% discount to the five (5) day volume weighted average closing price of the common shares of the Borrower as they trade on the TSX immediately prior to the applicable Anniversary Date, subject to a maximum hold period under Canadian securities laws of four months and one day from the date of issue; provided that the Lender shall deliver to the Borrower a certificate in the form attached as Exhibit 4.1 to this Agreement confirming that the Lender is an “accredited investor” within the meaning of National Instrument 45 – 106 prior to the issue of such Anniversary Shares:

Anniversary Date	Anniversary Fee
September 30, 2017	6% of the outstanding principal amount
September 30, 2018	6% of the outstanding principal amount

For greater certainty, in the event that the Borrower elects to pay the Anniversary Fee in Anniversary Shares and is unable to obtain TSX approval for such payment within five (5) Business Days of the Anniversary Date, the Borrower shall, on the sixth (6th) Business Day after the Anniversary Date, pay the Anniversary Fee to the Lender in cash.

ARTICLE III - CONDITIONS TO EFFECTIVENESS

3.1

This First Amendment shall become effective upon (i) the Borrower and the Guarantors delivering to the Lender an executed copy of this First Amendment, and (ii) receipt by the Lender of the Amendment Fee (as defined below) (the date of satisfaction of such conditions being referred to herein as the “Amendment Effective Date”).

ARTICLE IV - REAFFIRMATION OF OBLIGATIONS AND REPRESENTATIONS

4.1

The Borrower and each of the Guarantors:

(a)

reaffirms its obligations under the Credit Agreement,

(b)

confirms that its obligations remain in full force and effect with respect to the Credit Agreement, and

(c)

certifies and confirms that the representations and warranties contained in the Credit Agreement (including, without limitation, those contained in Section 8 of the Credit Agreement) are true and correct in all respects (except to the extent such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all respects as of such earlier date), in each case after giving effect to the amendments provided for herein.

ARTICLE V -
AMENDMENT FEE

5.1

In consideration of the amendments provided for herein, the Borrower shall pay to the Lender a fee (the “Amendment Fee”) in an amount equal to 6% of the outstanding principal amount, payable in cash or, at the option of the Borrower, in common shares (the “Amendment Shares”) at a price equal to a 10% discount to the five (5) day volume weighted average closing price of the common shares of the Borrower as they trade on the TSX immediately prior to the date hereof, subject to a maximum hold period under Canadian securities laws of four months and one day from the date of issue; provided that the Lender shall deliver to the Borrower a certificate in the form attached as Exhibit 4.1 to the Credit Agreement confirming that the Lender is an “accredited investor” within the meaning of National Instrument 45 – 106 prior to the issue of such Amendment Shares. The Amendment Fee shall be fully earned on the date hereof, and shall be due and payable with six (6) Business Days of the date hereof.   In the event that the Borrower elects to pay the Amendment Fee in Amendment Shares and is unable to obtain TSX approval for such payment within five (5) Business Days of the date hereof, the Borrower shall, on the sixth (6th) Business Day after the date hereof, pay the Amendment Fee to the Lender in cash.

5.2

All costs incurred by the Lender in preparing this First Amendment (including all external legal fees incurred by the Lender) shall be on the account of the Borrower, and shall form part of the Obligations secured by the General Security Agreement granted by the Borrower to the Lender dated as of March 24, 2015.  The Borrower hereby irrevocably directs the Lender to debit any accounts it may have with the Lender in an amount equal to such expenses.

ARTICLE VI - NO OTHER WAIVER OR AMENDMENT

6.1

Except to the limited extent set forth herein no consent or amendment, or waiver of any other term, condition, covenant, agreement or any other aspect of the Credit Agreement is intended or implied.  This First Amendment is therefore limited exclusively to the specific purposes and time period for which it is given.

ARTICLE VII – MISCELLANEOUS

7.1

This First Amendment supersedes and replaces any prior agreements or understandings with respect to any of the matters provided for herein.

7.2

This First Amendment shall be deemed to have been made in the Province of Ontario and shall be governed by and interpreted in accordance with the laws of such Province and the laws of Canada applicable therein.

7.3

This First Amendment may be executed in one or more counterparts, including by way of facsimile, .pdf or other electronic means, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

7.4

The parties herein have expressly requested that this First Amendment and all related documents be drawn up in the English language.  À la demande expresse des parties aux présentes, cette convention et tout document y afférent ont été rédigés en langue anglaise.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[the following pages are the signature pages]

The parties have executed this First Amendment as of the date first above written.

SPROTT RESOURCE LENDING PARTNERSHIP, by its Managing Partner SPROTT LENDING CONSULTING LP, by its General Partner, SPROTT LENDING CONSULTING GP, INC.
By:
Name:
Title:
By:	__________________________________ Name: Title:

FOCUS VENTURES LTD.
By:
Name: Simon Ridgway
Title: Authorized Signing Officer

FOCUS (CAYMAN) INC.
By:
Name: Simon Ridgway
Title: Authorized Signing Officer

AGRIFOS INTERNATIONAL (CAYMAN) INC.
By:
Name: Simon Ridgway
Title: Authorized Signing Officer